Exhibit 1 - Form of
                                                              Offshore Agreement

                   OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT


THIS OFFSHORE SECURITIES AGREEMENT is executed in reliance upon the transaction exemption afforded by Regulation S ("Regulation S") as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended ("1933 Act" or the "Act").

THIS AGREEMENT has been executed by the undersigned in connection with the private placement of shares of Common Stock (hereinafter referred to as the "Shares") of Laser Master International, Inc. located at 1000 First Street, Harrison, NJ 07029, United States of America (hereinafter referred to as "Laser Master", the "Company" or the "Seller"). The undersigned
                                                          -------------------- ,
a corporation organized under the laws of
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jurisdiction or        an individual citizen of              (hereinafter
referred to as "Buyer") or "Purchaser"), hereby represents and warrants to, and agrees with Seller as follows:

1.   AGREEMENT TO SUBSCRIBE; PURCHASE PRICE

(a)  The undersigned hereby subscribes for          shares of common stock, at
                                           --------
$1.00 per share and tenders as consideration therefore, a certified check or
wired proceeds of gross amount of US $                 payable in US Dollars.

(b) Form of Payment. Buyer shall pay the purchase price by delivering good funds in United States Dollars to the designated depository for closing by delivery of securities versus payment.

2.   SUBSCRIBER REPRESENTATION;
     ACCESS TO INFORMATION;
     INDEPENDENT INVESTIGATION

(a) Offshore transaction. The Buyer represents and warrants to the Seller as follows:

               (i) The Buyer is not a U.S. person as the term is defined under Regulation S as promulgated by the SEC under the authority of the 1933 Act, and as set forth on Schedule A attached hereto; furthermore the Buyer is not organized under the laws of the United States and was not formed for the purpose of investing in Regulation S securities and is not registered under the Securities Act;

               (ii) At the time the buy order was originated, the Buyer was outside the United States;





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               (iii)  No offer to purchase the Shares was made in the United
               States;

               (iv) The Buyer is purchasing the Shares for its own account and not on behalf of any U.S. person and for investment purposes and not with the view towards distribution; the sale has not been prearranged with the purchaser in the United States;

               (v) All subsequent offers and sales of the Shares shall be made in compliance with Regulation S pursuant to registration of securities under the Securities Act of 1933 or pursuant to an exemption form registration. In any case, the Shares shall not be resold to U.S. persons or within the United States during the prohibited period of forty days commencing on the date of closing of the purchase of the Shares or upon the date of the last closing of Shares sold by or through a distribution if the Shares are part of a distribution by a distributor, as that term is defined in Regulation S;

               (vi) The Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that the Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Buyer set forth herein in order to determine the applicability of such exemptions and the suitability of Buyer to acquire the Shares.

               (vii) All offers and sales of the Shares prior to the expiration of a period commencing on the date of the transaction and ending forty (40) days thereafter (the "Restricted Period") shall be made in compliance with Rule 903 or Rule 904, pursuant to registration of securities under the 1933 Act or pursuant to an exemption and each distributor, if any, participating in the offering the Shares has agreed in writing to that effect;

               (viii) In the event of resale of the Shares during the Restricted Period, the Buyer shall provide a written confirmation or other written notice to any distributor, dealer or person receiving a selling concession, fee or other remuneration in respect of the Shares stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor, and shall obtain the









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               agreement of any such purchaser to provide such written
               confirmation or other notice upon resale with the restricted period;

               (ix) All offering documents received by the Buyer shall include statements to the effect that the Shares have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons during or after the Restricted Period, unless the Shares are registered under the 1933 Act or an exemption from the registration requirements or the 1933 Act is available.

(b) Independent Investigations Access. The Buyer, in making the decision to purchase the Shares subscribed, has relied upon independent investigations made by it and its representatives, if any, and the Buyer and such representatives, if any, have prior to any sale to it, been given access and the opportunity to examine all material books and records of the Company, all material contracts and documents relating to this offering and an opportunity to ask questions of, and to receive answers from the Company or any person acting on its behalf concerning the terms and conditions of this offering. The Buyer and its advisors, if any, have received complete and satisfactory answers to any such inquiries. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operation of the Company and materials relating to the offer and sale of the Shares which have been requested.

(c) No Government Recommendation or Approval. The Buyer understands that no Federal or State agency has passed on or made any recommendation or endorsement of the Shares.

3.  SELLER REPRESENTATIONS

(a) Reporting Company Status. The Seller is a "Reporting Company" as defined by Rule 902 of Regulation S. Seller is in full compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Seller has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock trades on the National Association of Securities Dealers Bulletin Board Quotation System (NASDAQ) under the symbol "LMII".

(b) Current Public Information. The Seller has furnished the Buyer with copies of the Company's most recent Annual Report on the Form 10-K filed with the Securities and Exchange Commission and the Forms 10-Q and 8K filed thereafter (collectively the "SEC Filings"), and other publicly available documents.

(c)  Offshore Transaction.  The Seller represents and warrants as follows:







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          (i)  The Seller has not offered the Securities which are the subject of this transaction to any person in the United States, any identifiable groups of U.S. citizens abroad, or to any U.S. person as the term is defined in Regulation S.

          (ii) At the time the buy order was originated, the Seller and/or its agents reasonably believed the Buyer was outside of the United States and was not a U.S. person.

          (iii) The Seller and/or its agents reasonably believe that the transaction has not been pre-arranged with a buyer in the United States.

(d) No Direct Selling Efforts. In regard to this transaction the Seller has not conducted any "directed selling efforts" as the term is defined in Rule 902 of Regulation S nor has the Seller conducted any general solicitation relating to the offer and sale of the securities which are the subject of this transaction to persons resident with the United States or elsewhere.

(e) Concerning the Shares. The Shares when issued and delivered will be duly and validly authorized and issued, fully paid and non assessable and will not subject to the holders thereof to personal liability by reason of being such holders. There are no preemptive right of any shareholder of the Company.

(f) Subscription Agreement. The Subscription Agreement has been duly authorized, validly executed and delivered on behalf of the Seller and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

(g) Non-contravention. The execution and delivery of the Subscription Agreement and the consummation of the issuance of the Shares and the transactions contemplated by the Subscription Agreement do not and will not conflict with or result in a breach by the Seller of any of the terms of provisions of, or constitute a default under, the articles of incorporation or by-laws of the Seller, or any indenture, mortgage, deed of trust of other material agreement or instrument to which the Seller is a party or by which it or any of its properties or assets are bound or any existing applicable law, rule or regulation or any applicable decree,judgment or order of any court, Federal or State regulatory body, administrative agency or other governmental body having jurisdiction over the Seller or any of its properties or assets.

(h)  Approvals.  The Seller is not aware of any authorization,









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approval or consent of any governmental body which is legally required for the issuance and sale of the Shares as contemplated by the Subscription Agreement.

4.   ADDITIONAL REPRESENTATIONS
The Buyer represents and warrants to the Company and agrees that:

          (i) The Buyer is purchasing the Shares for investment and not with a view to, or in connection with, any distribution, resale, subdivision or fractionalization of the Shares for an indefinite period of time, except to non-US persons who qualify under Regulation S.

          (ii) The Buyer understands the restrictions on transfer of the Shares imposed by this Agreement, U.S. securities laws and regulations and the laws and regulations of any other applicable country or jurisdiction, including, without limitation, those set forth in Paragraphs 5 and 6 hereof, which apply both during and after the Restricted Period notwithstanding the absence of any legend pertaining to such restrictions on the certificates representing the Shares.

     (iii) The Buyer has not taken any action that would cause the Company to be subject to any claim for commission or other fee or remuneration by any broker, finder or other person and the Buyer hereby indemnifies the Company against any such claim caused by the actions of the Buyer or any of its employees or agents.


5.   REGULATION S TRANSFER RESTRICTION
The transaction restriction in connection with this offshore offer and sale restrict the Buyer from offering or selling to U.S. persons for a forty (40)-day period. Rule 903 (c)(2)(iii) governs the forty (40) day transaction restriction. The Buyer hereby agrees to comply with that restriction not withstanding that the rules do not require the placement of such a restrictive legend on the share certificate.


6.   RESTRICTION ON RESALES IN THE UNITED STATES
Section 5 of the 1933 Act does not apply to sales of the Shares outside the United States. Rule 904 provides a safe harbor for determining that a resale has occurred outside the United Sates. Section 5 of the 1933 Act prohibits resale of the Shares in the United Sates except pursuant to an effective registration statement or an exemption from registration for which the Buyer qualifies. The Buyer understands the requirements for qualifying for the exemption form registration afforded by Section 4(l) of the 1933









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act and that there can be no assurance that the Buyer will be able to qualify for exemption afforded by Section 4(l) of the 1933 Act. The Company shall have no liability in the event the Buyer is unable to qualify for the exemption afforded by Section 4(l) and is unable to offer, sell or otherwise transfer the Shares in the United States.


7.   EXEMPTION; RELIANCE ON REPRESENTATIONS
The Buyer understands that the offer and sale of the Shares are not being registered under the 1933 Act. The Seller is relying on the rules governing offers and sales made outside the United Sates pursuant to Regulation S. Rules 902 through 904 of Regulation S govern this transaction.


8. TRANSFER AGENT INSTRUCTIONS
The Seller's agent will be instructed to issue one or more share certificate representing the Shares with a self-liquidating restrictive legend in the name of the Buyer and in such denominations to be specified prior to Closing. The self-liquidating legend shall be structured to liquidate on the date of the forty first (41) day after the date of this Subscription Agreement. Seller further warrants that no instructions, other than these instructions and instructions for a "stop transfer" instruction until the end of the said forty
(40) day period, have been given to the transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company.
After the end of the said forty (40) day period, Seller and its counsel hereby agree to instruct the Seller's transfer agent to remove any and all restrictive legends on said certificates. Nothing in this section, however, shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Shares.


9.   STOCK DELIVERY INSTRUCTIONS
The share certificates shall be delivered to the Buyer on a delivery versus payment basis at such times and places to be mutually agreed.


10.  CLOSING DATE
The date of the issuance of the sale of the Shares (the "Closing date") shall be at such times to be mutually agreed.


11.  CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL
The Buyer understands that the Seller's obligation to sell the Stock is conditioned upon:








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(a)  The Receipt and acceptance by the Seller of this Subscription Agreement for all of the Shares as evidenced by execution of this Subscription Agreement by the President or any Vice President of the Seller; and

(b) Delivery into the closing depository by the Buyer of good funds as payment in full for the purchase of the Shares.

12.  CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE
The Seller understands that the Buyer's obligation to purchase the Stock is conditions upon:

(a) Acceptance of the Buyer of a satisfactory Subscription Agreement for the sale of shares; and

(b) Delivery of the Shares of Common Stock without any restrictive legend as described herein.

13.  The undersigned acknowledges receipt of the Private Placement Memorandum
and all Exhibits dated January    , 1996.

14.  GOVERNING LAW
This Agreement shall be governed by an interpreted in accordance with the laws of the State of New York. A facsimile transmission of this signed agreement shall be legal and binding on all parties hereto.


IN WITNESS WHEREOF, this Offshore Securities Subscription Agreement was duly executed on the date first written below.

DATED  this       day of the month of                  , 1996.

                                   OFFICIAL SIGNATORY OF THE BUYER

                                   By:
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ACCEPTED BY:
LASER MASTER INTERNATIONAL, INC.

By:
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Title:
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Dated:
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Dated:





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